    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 19, 1999

                                                       REGISTRATION NO. 333-___

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          RAMSAY YOUTH SERVICES, INC.
                  (formerly known as Ramsay Health Care, Inc.)
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                            63-0857352
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization))                          Identification Number)

                                COLUMBUS CENTER
                               ONE ALHAMBRA PLAZA
                                   SUITE 750
                          CORAL GABLES, FLORIDA 33134
                                 (305) 569-6993
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 LUIS E. LAMELA
                            CHIEF EXECUTIVE OFFICER
                          RAMSAY YOUTH SERVICES, INC.
                                COLUMBUS CENTER
                               ONE ALHAMBRA PLAZA
                                   SUITE 750
                          CORAL GABLES, FLORIDA 33134
                                 (305) 569-6993

       (Name,address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

            COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS
                 SENT TO AGENT FOR SERVICE, SHOULD BE SENT TO:

                             Bradley P. Cost, Esq.
                                Haythe & Curley
                                237 Park Avenue
                            New York, New York 10017
                                 (212) 880-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act , please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
         Title of each class of                Amount to be        Proposed maximum      Proposed maximum       Amount of
       securities to be registered            registered(1)         offering price      aggregate offering   registration fee
                                                                     per share(1)            price(1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)..........         3,211,113              $2.03125             $6,552,574          $1,813.28
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale price of the registrant's Common Stock on the Nasdaq Stock Market on January 14, 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

===============================================================================

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Risk Factors....................................................          2
The Company.....................................................          7
Recent Transactions in Common Stock.............................          8
Use of Proceeds.................................................          9
Selling Securityholders.........................................          9
Plan of Distribution............................................         11
Description of Common Stock.....................................         12
Incorporation of Certain Information by
   Reference....................................................         13
Legal Matters...................................................         14
Experts.........................................................         14
Available Information...........................................         14

===============================================================================

                 SUBJECT TO COMPLETION, DATED JANUARY 19, 1999

                        3,211,113 SHARES OF COMMON STOCK

                          RAMSAY YOUTH SERVICES, INC.

         Ramsay Youth Services, Inc. (formerly known as Ramsay Health Care, Inc.) provides and manages treatment and educational programs for troubled children and adolescents. Several of our stockholders are offering and selling a total of 3,211,113 shares of our common stock (the "Common Stock") under this prospectus. Certain of the selling stockholders purchased 3,111,113 shares of the common stock in a private placement through individual subscription agreements in October 1998 and another selling stockholder received 100,000 shares of common stock in connection with his employment arrangement with a subsidiary we acquired in November 1998.

         The common stock is listed on The Nasdaq Stock Market under the symbol "RYOU." On January 14, 1999, the closing sale price of the common stock as reported on The Nasdaq Stock Market was $2 1/8 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is January 19, 1999

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement. See "The Company."

CHANGE IN STRATEGIC DIRECTION

         In February 1998, we announced a change in our strategic direction in order to focus on becoming a leader in providing and managing the treatment and educational programs for troubled youths and adolescents. Since that time, we have sold businesses and assets, including our behavioral managed care business and a number of inpatient psychiatric hospital facilities, which we decided were not essential to our objectives in the youth services field. As a result of our changes in strategic direction, and the related sales of assets, at present, we are a significantly smaller company.

FAILURE TO BE SUCCESSFUL IN THE AT-RISK YOUTH INDUSTRY

         Our business strategy is to expand into the at-risk youth industry by establishing or acquiring additional residential treatment centers and group homes, or companies which own these type of facilities, and establishing or acquiring companies which provide educational services. We may not be successful in expanding in this industry, and our business may not be profitable once we have expanded within it. Also, the at-risk youth industry will subject us to new management demands and expose us to differing areas of liability.

RISKS RELATING TO ACQUISITIONS

         One way we may expand in the at-risk youth industry is to acquire companies already engaged in the provision of treatment and educational services for troubled youth. This will subject us to a number of risks, including the possible increase in indebtedness of the Company, the possible inability to integrate the operations of the acquired business with ours, the diversion of our management's attention from their other business activities and the potential inability to retain key managers and employees of any acquired business. In addition, we cannot predict whether we will actually make acquisitions of complimentary businesses or how many businesses we may actually acquire. Finally, our credit facility restricts our ability to make acquisitions and we cannot predict whether the necessary consents from our lenders will be obtained in order to make any acquisitions.

EXTENSIVE GOVERNMENT REGULATION

         Various Federal, state and local laws regulate our businesses and frequently change. These laws apply to regulation of many aspects, including licensure, billing, financial and payment relationships, referrals, direct employment of licensed healthcare professionals, conduct of operations, the non-profit status of certain entities with whom we do business, and certification under Medicare and Medicaid. We expect to comply with applicable regulatory requirements, although there can be no assurance that we will. If we cannot comply with these, or other regulations, the government could fine us, temporarily suspend our operations, exclude us from participation in government reimbursement or payment programs or revoke our licenses. We cannot predict how such legislation or regulations will change or how such a change might effect our operations.

         Existing Federal laws governing Medicare, as well as some state laws, regulate certain aspects of the relationship between providers such as us, and their referral sources, including physicians, hospitals and other health care providers. The Social Security Act and several of its healthcare laws, prohibit providers and others from receiving compensation for either making a referral for or ordering a Medicare-covered service or item. These laws also prohibit physicians, subject to certain exceptions, from making referrals to certain entities (including hospitals) in which they will benefit financially. Violation of these laws is punishable by civil and criminal penalties and exclusion from the Medicare program. In addition, certain states have passed similar legislation which prohibits the referral of patients who pay directly for their own care. We believe that we are currently in compliance with these laws, although it is possible that we are not as these laws are often complicated and vague.

PROBLEMS AFFECTING REIMBURSEMENT FOR OUR SERVICES

         We receive our operating revenues mostly from third-party reimbursement and payment programs, including commercial insurance programs, government insurance programs such as Medicare and Medicaid and other governmental payment and aid programs. It is possible that payments under these provisions may not cover all of the costs of the services provided. Also, changes in the reimbursement and payment policies of these programs may adversely affect our financial condition and results of operations.

         Our business has been and will continue to be affected by the actions and policies of payors for these services. Payors are continually trying to revise payment procedures in their favor. For example, payors try to monitor spending in order to keep costs down through several methods, including prescreening patients before they receive care and continually monitoring the patients while they are receiving care. It is possible that these actions could adversely affect our financial condition and results of operations.

DEPENDENCE ON MANAGEMENT AND OTHER QUALIFIED PERSONNEL

         The successful operation of our business is dependent upon the services of our key members of management. If we were to lose the full-time services of these key managers, it could have a material adverse effect on our business and results of operations, and we cannot predict whether we would be able to find replacements with the necessary skills or experience.

PROFESSIONAL LIABILITY RISKS

         We, along with other physicians, hospitals and healthcare providers, have been subject to an increasing number of legal claims in recent years. We maintain professional liability insurance coverage with maximum coverage of $25,000,000 subject to a self-insured retention of $250,000 per claim. Although we believe that our insurance is sufficient for our needs, a significant award of claims or damages could adversely affect our financial condition and results of operations.

POSSIBLE REQUIREMENT TO REPAY LOUISIANA MEDICAID DISPROPORTIONATE SHARE PAYMENTS AND OTHER AMOUNTS IN CONNECTION WITH ASSET SALES

         During fiscal years 1994 and 1995, our Three Rivers facility received Medicaid payments which the State of Louisiana believes to be more than we earned. We believe that we were correctly reimbursed and that the State of Louisiana should reassess their determination.

         Also, during fiscal years 1994 and 1995, certain private psychiatric facilities in Louisiana, including our Three Rivers and Bayou Oaks facilities, received additional payments from the State due to their classification in Louisiana as teaching hospitals. The State of Louisiana again believes that payments were improperly paid by the State to certain facilities, including ours. We believe, based on our understanding of the rules and regulations in place at the time these payments were made, that the payments received as a result of the teaching classification were appropriate.

         The State of Louisiana has asked us to pay them approximately $5,000,000 in connection with the above. We expect this matter to be settled for a much smaller amount. It is possible that we cannot agree to a settlement or terms or conditions which we think are fair with the State of Louisiana. We cannot predict the outcome of these matters at this time.

         As a result of our change in strategic direction, we sold businesses and assets which we decided were not essential to our objectives. The documentation effecting these sales contains various adjustments in the purchase prices for the business and assets sold by us and various agreements on our part to indemnify the buyers against certain risks and contingencies. These purchase price adjustments and indemnifications could require us to pay these buyers significant amounts in the future. We cannot predict the extent, if any, of these payments.

DEMAND FOR INDEMNIFICATION

         Prior to our merger with Ramsay Managed Care, Inc. ("RMCI") RMCI sold its HMO subsidiary which, as a licensed HMO in Louisiana, Alabama and Mississippi, managed and provided prepaid healthcare services to its members. On September 29, 1997, RMCI received a demand for indemnification by the purchaser in an amount totaling approximately $5,800,000. In addition, on September 30, 1997, RMCI demanded indemnification from the purchaser for various matters in an amount exceeding $2,000,000. Although we intend to contest vigorously any position which we consider adverse, we cannot predict the outcome of these matters at this time.

FAILURE TO BE YEAR 2000 COMPLIANT

         Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. This issue is referred to as the "Year 2000 Issue." The Year 2000 Issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of automated plant systems and instrumentation, as well as to business third parties. Also, there can be no guarantee that third parties of business important to us will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems to ensure such systems are Year 2000 compliant. Failure by us, third parties businesses important to us and/or other constituents such as governments to become Year 2000 compliant on a timely basis could have a material adverse effect on our financial position and results of operations.

DILUTION

         The issuance of additional shares of common stock in acquisition transactions could decrease the value of the shares of common stock outstanding.

FAILURE TO PAY DIVIDENDS

         We have never declared any cash dividends on our common stock. In addition, under the terms of our credit facility, we are not allowed to do so in the future. We expect to use our future earnings to support the continued growth of our business, not to return it to our stockholders in the form of a dividend. A decision to declare a cash dividend on our common stock is exclusively that of our Board of Directors and only if our credit facility allows it.

DELISTING OF COMMON STOCK FROM NASDAQ STOCK MARKET

         We are required to satisfy continued listing requirements of the Nasdaq Stock Market in order for our common stock to remain listed on this market. We believe, as of the date of this prospectus, that we meet those requirements. However, the price of our common stock is nearing Nasdaq's minimum listing requirement. We may not be able to satisfy Nasdaq's continued listing requirements in the future.

         If we cannot meet all of Nasdaq's continued listing requirements, our common stock may be delisted from The Nasdaq Stock Market. If so, there may no longer exist a public market for our common stock. As a result, an owner of shares of the common stock may have difficulty selling them or ascertaining their true value. Also, any delisting may cause the common stock to be subject to "penny stock" regulations under the Securities and Exchange Commission. Under such regulations, broker-dealers are required to, among other things, comply with complicated disclosure and other determinations prior to the sale of the common stock. If our common stock becomes subject to these regulations, the market price of our common stock and the ability to transfer it could be adversely affected.

POSSIBLE INSTABILITY OF STOCK PRICE

         We believe that several factors may affect the market price of our common stock. For example, announcements regarding healthcare and educational reform measures and other providers, reductions in projected government healthcare and educational spending, and variations in our financial results could cause the market price of our common stock to increase or decrease. Any negative announcements regarding reform measures or program spending or about our earnings could decrease the market price of our common stock. As a result, the market for our common stock may have price and volume fluctuations unrelated to our operating performance.

MINIMAL TRADING VOLUME OF COMMON STOCK

         The trading volume for our common stock, as reported on The Nasdaq Stock Market, averaged 88,150 shares per week during the three month period ended December 31, 1998, and purchasers of our common stock may be unable to readily sell the common stock at the time or at the price desired.

DEPENDENCE ON PAYMENTS FROM SUBSIDIARIES

         We are a holding company which earns money only through the operations of our subsidiaries. Therefore, we have to rely upon payments from our subsidiaries to meet our obligations. Our subsidiaries' ability to pay us will be subject to, among other things, applicable state laws. Also, creditors of our subsidiaries have first priority over our subsidiaries' funds.

STATE REGISTRATION REQUIRED FOR SALES OF SHARES

         Under some state securities laws, shares of common stock may not be sold unless they are qualified for sale or are exempt from the registration requirements of the state in which the prospective purchaser lives. We will use our best efforts to register and qualify our common stock under the state securities laws in which we believe we need to do so.

                                  THE COMPANY

GENERAL

         The Company is a leading provider and manager of diversified treatment and educational programs for at-risk and troubled youth in residential and non-residential settings nationwide.

         On February 19, 1998, the Company announced a change in strategic direction in order to focus on becoming a leader in the at-risk youth industry. To that end, in February 1998, management identified for divestiture those businesses and facilities which were not essential to its strategic objectives in the youth services field. In June 1998, the Company sold its behavioral managed care business and in September 1998, the Company completed the sales of non-strategic inpatient psychiatric hospitals. The net proceeds from these divestitures were applied to reduce indebtedness and to redeem preferred stock, all held by an unaffiliated financial institution. The remaining business represents the Company's youth service operations and is comprised of seven youth facilities with 713 beds and six group homes with 66 beds. The Company also provides a range of outpatient services and day treatment programs tailored for the at-risk and troubled youth population.

         Throughout its youth facilities and group homes, the Company offers specialized services to those adolescents affected with behavioral disorders, psychoses, emotional disorders, as well as sexual and juvenile offenders. Within these environments, clinical and program teams incorporate therapeutic, educational and vocational services with cognitive, behavioral and social rehabilitation programs. These highly structured programs assist troubled youth in learning how to change ineffective or violent behavior and cope with the difficulties and stresses of life. The Company's specialized services and programs are geared toward the following populations: (i) juvenile offenders,
(ii) adolescent females, (iii) children and adolescents with emotional and behavioral disorders, (iv) sexual offenders, (v) substance abusers and (vi) youth with developmental disabilities. In response to state, community and agencies' needs to secure appropriate placements for special needs youth, the Company offers residential treatment facilities, group homes, special education programs and community-based services. The primary objective of the Company's programs is to provide the optimal opportunity for habitation and integration of at-risk and troubled youth into their communities as responsible individuals and productive citizens.

FORWARD-LOOKING STATEMENTS

         In connection with the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that this prospectus (including the documents incorporated by reference) contains forward-looking statements about the Company. The Company is hereby setting forth cautionary statements identifying important factors that may cause the Company's actual results to differ materially from those set forth in any forward-looking statements or information made by or on behalf of or concerning the Company. Some of the most significant factors include (i) accelerating changes occurring in the at-risk youth industry, including competition from consolidating and integrated provider systems and limitations on reimbursement rates, (ii) federal and state governmental budgetary constraints which could have the effect of limiting the amount of funds available to support governmental programs, (iii) statutory, regulatory and administrative changes or interpretations of existing statutory and regulatory provisions affecting the conduct of the Company's business and affecting current and prior reimbursement for the Company's services, (iv) the Company's inability to successfully implement its new strategic direction of providing treatment and education programs for at-risk and troubled youth and (v) the other matters set forth under the caption "Risk Factors" above.

                      RECENT TRANSACTIONS IN COMMON STOCK

         On October 30, 1998, the Company completed the private placement (the "Private Placement") of an aggregate of 3,111,113 shares of Common Stock to its Chief Executive Officer, Paul Ramsay Holdings Pty Limited ("Ramsay Holdings"), a corporate affiliate of Paul J. Ramsay, the Chairman of the Board of the Company and the principal stockholder of the Company, and other unrelated persons, all at a price per share of $1 1/8, the closing bid price of the Common Stock on The Nasdaq Stock Market on October 26, 1998 (the date of the various subscription agreements). These shares are included in the shares of Common Stock covered by this Prospectus.

         In addition, on October 30, 1998, the Company issued 533,334 shares of Common Stock to Ramsay Holdings, in exchange for $600,000 of principal amount of junior subordinated indebtedness owed by the Company to Ramsay Holdings. As part of the Exchange Agreement (the "Exchange Agreement") entered into between the Company and Ramsay Holdings to affect the foregoing exchange, the Company agreed to issue additional shares of Common Stock to Ramsay Holdings in exchange for $4 million of the Company's Class B Preferred Stock, Series 1997-A (together with all accrued and unpaid dividends thereon) and an additional $400,000 of principal amount of junior subordinated indebtedness owed by the Company to Ramsay Holdings. This latter exchange was effected on December 1, 1998 at a price per share of $1 1/8 (the closing bid price of the Common Stock on The Nasdaq Stock Market on October 26, 1998, the date of the Exchange Agreement) after the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. This latter exchange resulted in the issuance by the Company of 4,286,222 additional shares of Common Stock to Ramsay Holdings.

         On December 8, 1998, the Company completed the acquisition of The Rader Group, Inc. for $1 million in cash and earn-out payments payable in the future if certain earning targets are achieved. In addition, one of the Company's subsidiaries entered into an employment agreement with Bill T. Rader. As part of the employment arrangement, Mr. Rader received 100,000 shares of Common Stock, which shares are included in the shares of Common Stock covered by this Prospectus.

         On December 16, 1998, the Company entered into an agreement (the "Agreement") with Ramsay Holdings, Ramsay Holdings HSA Limited and Paul Ramsay Hospitals Pty Limited (collectively, the "Ramsay Affiliates") pursuant to which the Ramsay Affiliates (i) converted the Company's Class B Preferred Stock, Series C and Class B Preferred Stock, Series 1996 (together with accrued and unpaid dividends thereon of $618,908) into an aggregate of 3,596,263 shares of Common Stock and (ii) exchanged $6,883,553 of principal amount of junior subordinated indebtedness owed by the Company (together with accrued and unpaid interest thereon of

$123,219) for 4,152,162 shares of Common Stock. This latter exchange was effected at a price per share of $1 11/16 (the closing bid price of the Common Stock on The Nasdaq Stock Market on December 16, 1998, the date of the Agreement).

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares offered in this prospectus. However, the $3,500,000 in proceeds received by the Company from the Private Placement in which 3,111,113 of the shares of Common Stock covered by this Prospectus were purchased were used to reduce indebtedness and will be used for other general corporate purposes.

                            SELLING SECURITYHOLDERS

         The following selling securityholders beneficially own as of January 1, 1999 and may offer hereby the number of shares of Common Stock set forth opposite their respective names. The shares offered pursuant to this Prospectus may be offered from time to time by the selling securityholders named below, their nominees, transferees or their donees. The selling securityholders are under no obligation to sell all or any portion of the shares pursuant to this prospectus. In addition, because the selling securityholders are not obligated to sell all or a portion of their shares pursuant to this Prospectus, the Company is unable to ascertain the number of shares of Common Stock that will be beneficially owned by each selling securityholder following the termination of the offering.

         The Company will incur expenses in respect of this offering in an amount estimated to be $50,000 in the aggregate. Except as otherwise provided in this Prospectus (including the footnotes to the table below), no selling securityholder has held any position or office or had any other material relationship with the Company within the past three years. The selling securityholders will receive all of the proceeds from the sale of the shares offered hereby. The Company will not receive any proceeds from the sale of such shares. See "Use of Proceeds" and "Plan of Distribution."

         The information in the table below concerning the selling securityholders is based on information provided to, or known by, the Company. Information concerning the selling securityholders may change from time to time after the date of this prospectus. See "Risk Factors," "Plan of Distribution" and "Description of Capital Stock."

                                                                  Shares Of Common       Shares Of Common Stock
                                                                  Stock Owned Prior       Offered Pursuant To
Name of Selling Securityholder                                      To Offering                 Offering
------------------------------                                      -----------                 --------

Dauphin Capital Partners I, LP(1)......................                 1,333,334                1,333,334
Luis E. Lamela (2).....................................                 1,744,957(3)               888,889
Paul Ramsay Holdings Pty. Limited (4)..................                14,163,073 (5)              480,000
Moises Hernandez, M.D. ................................                   177,778                  177,778
Bill T. Rader..........................................                   100,000                  100,000
Thomas Hodapp..........................................                    88,889                   88,889
Haythe & Curley (6)....................................                    88,889                   88,889
Sanford R. Robertson...................................                    44,445                   44,445
Aaron Beam.............................................                    52,505(7)                 8,889

     TOTAL.............................................                                          3,211,113

-----------------

(1) The address for Dauphin Capital Partners I, LP is 1921 West Joppa Road, Reston, Maryland 21204-1848.

(2) Luis E. Lamela has been Chief Executive Officer of the Company since January 1998 and a director of the Company since 1996.

(3) Includes 115,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Mr. Lamela and 450,045 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Mr. Lamela.

(4) Paul Ramsay Holdings Pty. Limited, an Australian corporation (Ramsay Holdings), is a corporate affiliate of Paul J. Ramsay, the Chairman of the Board of the Company.

(5) Includes all shares beneficially owned by Ramsay Holdings HSA Limited, a Barbados corporation, a wholly owned subsidiary of Ramsay Holdings and a corporate affiliate of Mr. Ramsay. Includes 250,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Ramsay Holdings. Does not include 2,394,739 shares of Common Stock beneficially owned by Ramsay Hospital Pty Limited, an Australian corporation and the parent corporation of Ramsay Holdings.

(6) Haythe & Curley has served as counsel to the Company since 1987, and Thomas M. Haythe, a member of that firm, has been a director of the Company since 1987. See "Legal Matters."

(7) Includes 23,333 shares of Common Stock issuable upon the exercisable options to purchase shares of Common Stock held by Mr. Beam.

                              PLAN OF DISTRIBUTION

         All of the shares offered hereby are being offered on behalf of the selling securityholders. The shares are comprised of 3,111,113 shares of Common Stock issued by the Company in a private placement in October 1998 and 100,000 shares of Common Stock issued by the Company in connection with employment arrangements entered into in connection with an acquisition by the Company in December 1998. See "Recent Transactions in Common Stock."

         The sale of the shares may be effected directly to purchasers by the selling securityholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve block transactions). Any sales of the shares may be effected through the Nasdaq Stock Market, in private transactions or otherwise. The shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the selling securityholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the shares for whom they may act as agent, principal or both. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares will be selected by the selling securityholders and may have other business relationships with, and perform services for, the Company. Any selling securityholder, underwriter or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

         The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act of 1934 may apply to purchases and sales of shares of Common Stock by the selling securityholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock.

         Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The Company is required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. The Company has also agreed to indemnify the selling securityholders, their partners, officers, directors and each of their controlling persons, if any, against certain liabilities, including liabilities under the Securities Act. The Company estimates that its expenses in connection with the offering will be approximately $25,000 in the aggregate.

         The Company has advised the selling securityholders that if a particular offer of shares is to be made on terms constituting a material change from the information set forth above, then to the extent required, a prospectus supplement must be distributed setting forth such terms and related information must be used.

                          DESCRIPTION OF COMMON STOCK

         The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value, 800,000 shares of Class A preferred stock, $1.00 par value, and 2,000,000 shares of Class B preferred stock, $1.00 par value, issuable in series.

         At January 1, 1999, the Company had issued and outstanding 26,657,076 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. Presently outstanding shares of Common Stock are fully paid and non-assessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Common Stock will be entitled to share ratably in its assets remaining after provision for payment of creditors and after the liquidation preference of any Class B Preferred Stock outstanding at the time.

         Subject to the rights of the holders of the Class B Preferred Stock, no shares of which are issued or outstanding on the date hereof, the holders of the Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available for that purpose. The Company's ability to pay dividends is restricted under the terms of certain loan agreements to which the Company is a party.

         The transfer agent for the Common Stock is First Union National Bank of North Carolina.

         On January 13, 1999, the Company announced a 1-for-3 reverse stock split. The Company expects the reverse stock split to become effective in late February 1999.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Certificate of Incorporation, as amended, includes provisions to eliminate the personal liability of the Company's directors to the fullest extent permitted by Delaware law. Under current law, such exculpation generally extends to breaches of fiduciary duty, except for (i) breaches of such person's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct, (iii) those instances where an improper personal benefit was received and (iv) the declaration of dividends in violation of applicable law.

         The Company's By-Laws provide that the Company shall indemnify any person who is or is threatened to be made a party to any action or proceeding by reason of his or her being or having been a director or officer of the Company to the fullest extent permitted by Delaware law.

         It is the position of the Securities and Exchange Commission that insofar as indemnification for liabilities arising under the Securities Act may be permitted for any director or officer of the Company pursuant to the foregoing provisions as a means of indemnifying any of them against such liabilities, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act are incorporated by reference into this Prospectus and made a part hereof as of their respective dates:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed with the Securities and Exchange Commission on October 13, 1998.

                  2. The Company's Annual Report on Form 10-K/A for the year ended June 30, 1998, filed with the Securities and Exchange Commission on October 26, 1998.

                  3. The Company's Proxy Statement on Form 14-A, filed with the Securities and Exchange Commission on October 28, 1998.

                  4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Securities and Exchange Commission on November 6, 1998.

                  5. The Company's Report on Form 8-K/A, filed with the Securities and Exchange Commission on December 14, 1998.

                  6. The Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1998, filed with the Securities and Exchange Commission on January 13, 1999.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective filing dates of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents incorporated by reference herein (excluding the exhibits to such documents). Requests for copies should be directed to Ramsay Youth Services, Inc., Columbus Center, One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134, Attention: Secretary.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Haythe & Curley, New York, New York. Haythe & Curley is also one of the selling securityholders and Thomas M. Haythe, a member of that firm, is a director of the Company. See "Selling
Securityholders."

                                    EXPERTS

         The consolidated financial statements as of June 30, 1998, 1997 and 1996 and for the years then ended incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Ramsay Youth Services, Inc. for the fiscal year ended June 30, 1998 have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission under the Securities Act a registration statement on Form S-3, of which this Prospectus is a part, with respect to the shares offered hereby. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement or in a filing incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files certain periodic reports, proxy statements and other information with the Securities and Exchange Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. Material filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

===============================================================================

                                3,211,113 SHARES
                                  COMMON STOCK

                          RAMSAY YOUTH SERVICES, INC.

                     --------------------------------------

                                   PROSPECTUS

                     --------------------------------------



                                January 19, 1999

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be incurred and borne by the Company in connection with the sale of the shares offered hereby. All amounts shown are estimates, except for the Securities and Exchange Commission and Nasdaq Stock Market filing fees.

Securities and Exchange Commission filing fee......................  $    1,813
Nasdaq Stock Market additional share listing fee...................  $      906
Legal fees and expenses............................................  $   25,000
Accounting fees and expenses.......................................  $   10,000
Miscellaneous......................................................  $    3,221
                                                                     ----------

     Total fees and expenses.......................................  $   50,000
                                                                     ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with the claims made against them as a result of their being an officer or director. The Company's By-Laws provide that the Company shall indemnify any person who is or was a director or officer of the Company and is a party or is threatened to be made a party to any action or proceeding to the fullest extent permitted by Delaware law.

         Article IV, Section 4.1 of the Company's By-laws provides, in part, as follows:

         Each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer or fiduciary of another corporation, partnership, joint venture, trust of other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss, (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 16.  EXHIBITS.

         The following is a list of exhibits filed as a part of this registration statement:

EXHIBIT NUMBER                DESCRIPTION OF DOCUMENT
--------------                -----------------------

     5.1              Opinion of Haythe & Curley (regarding the validity of the
                          shares of Common Stock).
    23.1              Consent of Ernst & Young LLP, Independent Auditors.
    24.1              Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS.

         (a)      The Company hereby undertakes the following:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
         Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

         The Company and each person whose signature appears below hereby appoints the agent for service named in the registration statement, Luis E. Lamela and Thomas M. Haythe as attorneys-in-fact with full power of substitution, severally, to execute in their respective names and on behalf of the Company and each such person individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this registration statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this registration statement with the Securities and Exchange Commission.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on January 18, 1999.

                                             RAMSAY YOUTH SERVICES, INC.

                                             By:
                                                 ------------------------------
                                                 (Luis E. Lamela
                                                  Chief Executive Officer and
                                                  Principal Executive Officer)

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               DATE                            SIGNATURE/TITLE
               ----                            ---------------


Dated: January 19, 1999                      ----------------------------------
                                             Luis E. Lamela
                                             Chief Executive Officer,
                                             Principal Executive Officer and
                                             Director

Dated: January 19, 1999                      ----------------------------------
                                             Marcio Cabrera
                                             Principal Financial Officer
                                             and Principal Accounting Officer

Dated: January 19, 1999                      ----------------------------------
                                             Paul J. Ramsay
                                             Chairman of the Board and Director

Dated: January 19, 1999                      ----------------------------------
                                             Aaron Beam, Jr.
                                             Director

Dated: January 19, 1999                      ----------------------------------
                                             Peter J. Evans
                                             Director

Dated: January 19, 1999                      ----------------------------------
                                             Thomas M. Haythe
                                             Director

Dated: January 19, 1999                      ----------------------------------
                                             Steven J. Shulman
                                             Director

Dated: January 19, 1999                      ----------------------------------
                                             Michael S. Siddle
                                             Director

                          INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT

EXHIBIT NUMBER                DESCRIPTION OF DOCUMENT
--------------                -----------------------

     5.1              Opinion of Haythe & Curley (regarding the validity of the
                          shares of Common Stock).
    23.1              Consent of Ernst & Young LLP, Independent Auditors.
    24.1              Power of Attorney (included on page II-3).